                        SHORT-AND INTERMEDIATE-TERM LOAN
                               NOTICE OF APPROVAL

Name of Applicant(s): CORN-ER STONE FARMERS COOPERATIVE    Loan No. 1093157900
                      ------------------------------------          ------------
Lender:  AgStar Financial Services, PCA
        ------------------------------------------------------------------------
Branch Location:  Mankato           Minnesota
                 --------------------------------------------------------------

     The Lender has approved a loan to the Applicants according to the terms and conditions of this notice. The loan will be secured by the Applicant's Investment in the Lender or the Lender's parent association, as applicable, and such additional security as the Lender may determine. Loan proceeds will not be disbursed until satisfactory appraisals of and evidence of title to the security for the loan, if any, have been furnished or obtained and all debt, lien, and security instruments have been properly executed. This approval is subject to such additional requirements as may be made by the Lender upon such Inspection and examination. The inspection and appraisal of the security and the examination and evaluation of the title evidence made by the Lender, if any, are for the Lender's use only and should not be relied upon by the Applicants as establishing a value for the property or ownership rights therein. At the time loan funds are disbursed, the Applicants will be required to purchase stock or participation certificates in the Lender or the Lender's parent association, as applicable, in the amount required by applicable policy then in effect. The loan will be made only in accordance with applicable laws and regulations and as funds become available. This approval may be withdrawn by the Lender at any time prior to the Initial disbursement of loan funds and will automatically expire at the later of three months or the interest rate commitment expiration date.

     The loan will be closed under the provisions of the Lender's Individual Loan Pricing Program. This program provides for charging differential interest rates according to loan classification determined by criteria adopted by the Lender from time to time. The loan has been approved for the following loan plan:

TYPE OF LOAN:    Intermediate Term (IT) Loan

LOAN AMOUNT:     $      1,050,000.00
                 -------------------------

TYPE OF INTEREST RATE:  ADJUSTABLE RATE PRIME RATE BASED

ADJUSTMENT INTERVAL:  _____ years.     INITIAL MARGIN OVER INDEX  .25  %     TERM:  72  months.
                                                                  -----            ----

The loan will be repaid in Equal installments payable Annually.




The applicants will be required to pay the following estimated expenses at or before loan closing:

Origination                  $   10,000.00
---------------------------   ---------------
                             $
___________________________    ______________
                             $
___________________________    ______________
                             $
___________________________    ______________
                             $
___________________________    ______________
                             $
___________________________    ______________


     Advance payments of principal may be subject to a prepayment fee depending on the loan product selected. All loans that are secured by real estate will be subject to a due-on-sale clause.
     Insurance may be required on all or part of the collateral. If insurance is required, then prior to loan closing the insurance policy must be delivered to the Lender for Inspection and an endorsement for the protection of the Lender's interest must be obtained. After closing the policy will be returned to the Applicants and the Applicants will receive no notice from the Lender of the expiration of such insurance. The Applicants will be expected to maintain this or such other amount of insurance as the Lender may require, with the Lender's Interest protected, until the loan is paid in full.
     Applicants must warrant environmental and hazardous waste conditions on all loans secured by real estate.




First interest payment due                          First principal payment due

    December 1, 2002                                     December 1, 2003
---------------------------                         ---------------------------

================================================================================
     Under the Equal Credit Opportunity Act, as amended, you have a right to a copy of the appraisal report if one was used in connection with your application for credit, and if the loan applied for will result in a lien on a dwelling. If you wish a copy, please send your written request to the mailing address we have provided. We must hear from you no later than 90 days after we notify you about the action taken on your credit application or you withdraw your application.

                                                  LENDER:


Date: November 28, 2001                        By /s/ Mark Schmidt
      ---------------------                       ------------------------------
                                                  Its Authorized Representative